Exhibit 10.2

TRANSITION AND CONSULTING AGREEMENT

THIS TRANSITION AND CONSULTING AGREEMENT (this “Agreement”), made and entered into as of July 11, 2022 (the “Effective Date”), is by and between Lordstown Motors Corp., a Delaware corporation (“Company”), and Jane Ritson-Parsons (“JRP”). Certain capitalized terms shall have the meaning given to them in Section 7 below.

WHEREAS, JRP and Company previously entered into an Employment Agreement, dated as of June 18, 2021 (the “Original Employment Agreement”);

WHEREAS, JRP will cease to serve in an executive officer capacity for Company or any of its Subsidiaries as of July 11, 2022, and will be resigning as an employee of Company at the close of business on August 26, 2022 (the “Employment End Date”);

WHEREAS, from August 27, 2022 until February 24, 2023, JRP will be retained by Company as a consultant to Company either directly or, at JRP’s election, indirectly through the Consulting Company, during which time JRP will provide services as may be requested from time to time by the Chairman or the Chief Executive Officer of Company;

WHEREAS, as partial consideration for JRP’s agreement set forth in this Agreement, Company is willing to accelerate the vesting of certain equity interests in Company held by JRP, subject to certain conditions provided herein; and

WHEREAS, Company and JRP agree that this Agreement shall supersede all prior employment terms and conditions (including, without limitation, the Original Employment Agreement), whether or not in writing.

NOW, THEREFORE, in consideration of the promises and of the covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties covenant and agree as follows:

1.Employment Period; Consulting Period. Subject to the terms and conditions of this Agreement, Company agrees to continue to employ JRP during the period commencing on the Effective Date and ending at the close of business on the Employment End Date and JRP agrees to be employed by Company and provide services for and on behalf of Company during such period on a full-time basis subject to and in accordance with this Agreement. The period from the Effective Date until the close of business on the Employment End Date shall be referred to as the “Employment Period.” Following expiration of the Employment Period, Company agrees to retain JRP or the Consulting Company during the Consulting Period (as defined below), and JRP agrees to be retained by Company and provide services for and on behalf of Company during the Consulting Period, either directly or indirectly through the Consulting Company, subject to and in accordance with this Agreement.  JRP acknowledges that at all times during the Consulting Period she will be serving as an independent contractor and, except as provided in Section 3(d), she will not be entitled to any benefits provided to employees of Company.  The period commencing on August 27, 2022 and ending on February 24, 2023 shall be referred to as the “Consulting Period.”

2.Duties.

(a)During the Employment Period. JRP agrees that, during the Employment Period, JRP will serve Company diligently and in good faith and will, subject to the exceptions below, devote her full business time, energies and talents to serving Company in a non-executive officer capacity, subject to and at the direction of Company’s Chairman (“Chairman”) and Chief Executive Officer (“CEO”).  It is anticipated that during the Employment Period JRP will (a) continue to manage corporate communications and have such other duties and responsibilities that are commensurate with transitioning her roles and responsibilities under the Original Agreement to individuals designated by the CEO and as may be reasonably assigned to JRP from time to time by the Chairman or the CEO; (b) perform in good faith all lawful duties assigned to JRP, subject to the reasonable direction of the Chairman or the CEO, including, without limitation, assistance as directed with transitioning her current responsibilities to other Company employees; and (c) act in accordance with written Company policies as may be in effect from time to time.  Notwithstanding the foregoing, during the Employment Period, JRP may devote reasonable time to activities other than those required under this Agreement, including acting in an advisory and/or consultancy position for other entities and engaging in activities of a charitable, educational, religious or similar nature (including professional associations); provided such activities do not inhibit, prohibit, interfere with or breach any of JRP’s duties under this Agreement or common law, or otherwise conflict in any material way with the Company Business.

(b)During the Consulting Period. JRP agrees that, during the Consulting Period, JRP will serve Company as an advisory consultant to Company (either directly or, at JRP’s election, indirectly through the Consulting Company) in the activities requested by the Chairman or the CEO.  JRP will perform such services under the general direction of Company’s officers.  During the Consulting Period, JRP agrees to perform all duties to the best of her ability and to devote a sufficient percentage of her working time to the performance of duties hereunder for Company; provided, that JRP will be required to provide to Company no more than 20% of the average level of bona fide services she performed during the Employment Period.  JRP will not access any of Company’s files (electronic or otherwise) or remove any Company files (electronic or otherwise) or information from Company’s premises unless specifically authorized by an officer of Company.  It is anticipated that during the Consulting Period JRP will perform in good faith all lawful consulting functions assigned to JRP by the Chairman or the CEO. JRP shall not be under the control of Company as to the time, place, manner or means by which the consulting services are provided.  During the Consulting Period, JRP shall not have the status or any rights of being an employee of Company and shall not participate in or receive any employee benefits pursuant to plans, group insurance, programs or arrangement (including, but not limited to, those providing for salary, vacation, bonus or incentive compensation, retirement, disability, medical and dental) that Company provides or makes available to its employees, other than pursuant to COBRA.  JRP shall provide Company with a properly completed IRS W-9 within one (1) week after the commencement of the Consulting Period.  Company shall issue an IRS Form 1099 for its payments to JRP pursuant to Section 3(b).  Because JRP is an independent contractor during the Consulting Period, JRP is solely responsible for all taxes, withholdings, and other similar statutory obligations for herself and agrees that she shall satisfy all such obligations.

3.Compensation and Benefits.

(a) During the Employment Period. Subject to the terms and conditions of this Agreement, during the Employment Period, Company shall pay JRP, and JRP agrees to accept from Company, as compensation in full for her services to be performed as an employee during the Employment Period hereunder and for the faithful performance and observance of all of her obligations to Company hereunder, the following annual salary and other compensation during the Employment Period:

(i) Base Salary. Company shall pay to JRP a base salary in an amount equivalent to $400,000 per annum (the “Annual Base Salary”), payable in equal periodic installments less all customary payroll deductions (with such annual salary for any part of a month to be paid on a pro-rated basis), in accordance with customary policies and normal payroll practices of Company.

(ii) Benefits. During the Employment Period, JRP and JRP’s dependents, as the case may be, shall be eligible to participate in all Employee plans and programs as in effect from time to time thereof generally available to other Employees of Company and subject to the terms and conditions thereof, including a 401(k) Plan, medical and dental, and disability benefits. Notwithstanding the foregoing, Company shall be permitted to amend, add to or eliminate the benefit plans at any time and at Company’s sole discretion.

(iii) Expense Reimbursement. JRP shall be reimbursed by Company, on terms and conditions that are substantially similar to those that apply to other similarly situated Company employees, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging and similar items which are actually incurred by JRP in connection with the Company Business, provided that JRP complies with the policies, practices and procedures of Company for incurring expenses and submitting expense reports, receipts, or similar documentation of any such expenses.

(b)During the Consulting Period.  Subject to the terms and conditions of this Agreement, during the Consulting Period, Company shall pay JRP or the Consulting Company a monthly fee equal to $33,333.33 for each month during the Consulting Period, which amount will be prorated for any partial month period.  The aggregate fee shall be payable in two installments with: (i) the first installment being a payment in advance for the period commencing on August 27, 2022 and ending on November 4, 2022, which is due on August 29, 2022; and (ii) the second installment being a payment in arrears for the period commencing on November 5, 2022 and ending on the last day of the Consulting Period, which is due on February 27, 2023 (subject to applicable withholding, if applicable).  In addition, during the Consulting Period, JRP shall be reimbursed by Company for reasonable out-of-pocket expenses for travel, meals, lodging and similar items which are actually incurred by JRP in connection with the Company Business, provided that such expenses are approved by the CEO.

(c)Additional Consideration. In addition to the amounts set forth in Sections 3(a) and (b) above, 233,333 of JRP’s unvested and outstanding restricted stock units that were previously granted to JRP by Company (the “Surviving RSUs”) shall not terminate on the

Employment End Date and shall instead remain in effect (with the remaining unvested and outstanding restricted stock units terminating as of the Employment End Date) and provided the Customer Ship Date occurs on or before December 31, 2022, the Surviving RSUs will become vested on the later of (i) the Customer Ship Date and (ii) the date when the Release (as defined herein) has become effective and irrevocable by its terms.  If the Customer Ship Date does not occur on or before December 31, 2022, the Surviving RSUs shall terminate on December 31, 2022.  Notwithstanding the preceding provisions of this Section 3(c), Company may terminate the Consulting Period and JRP shall forfeit all rights to vesting of the Surviving RSUs pursuant to this Section 3(c) unless she signs and delivers a general release and separation agreement, in form and substance reasonably acceptable to Company (the “Release”) during the first week of the Consulting Period and the Release becomes effective and irrevocable by its terms.

(d)If (i) Company terminates JRP’s employment other than for Cause (including a termination on the scheduled Employment End Date), (ii) JRP timely elects coverage under COBRA and (iii) the Release has become effective and irrevocable by its terms, Company shall continue to provide to JRP and her dependents Company’s health-related employee insurance coverage for JRP and her dependents only as in effect immediately prior to JRP’s termination of employment by Company other than for Cause for a period of twelve (12) months following the termination date.  The Company shall bear the first $15,000 of expense for such coverage and JRP shall bear any remaining expense for such coverage. The date of the “qualifying event” for Employee and any dependents shall be the termination date.

(e)409A. Notwithstanding anything in this Agreement to the contrary, payments to be made upon a termination of employment under this Agreement will be made upon a “separation from service” within the meaning of Section 409A of the Code.

(f)Indemnification. Company shall indemnify, defend and hold harmless JRP from and against all costs and expenses, losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, settlements, including, without limitation, interest, penalties, attorneys’ fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (“Damages”), asserted against, resulting to, imposed on or incurred or suffered by JRP as a result of her provision of services to Company during the Consulting Period, except to the extent that the Damages arise from JRP’s bad faith, gross negligence or intentional misconduct.

4.	Term and Termination.

(a)Term. The term of JRP’s employment under this Agreement shall commence on the Effective Date and continue until the close of business on the Employment End Date (although Company may, in its discretion, terminate JRP’s employment prior to August 26, 2022).

(b)Termination. This Agreement may be terminated on the following terms and conditions:

(i)by JRP for any reason, effective 30 days following written notice from JRP to Company or any earlier date as may be determined by Company in its sole discretion; or

(ii)by Company for Cause, effective upon written notice from Company to JRP, following the expiration, without cure, of any applicable cure period.

(c)Death/Disability. This Agreement shall terminate immediately and automatically by reason of JRP’s death or Disability. In the event JRP’s employment with Company terminates prior to the Employment End Date, for any reason whatsoever, including death or Disability, JRP shall be entitled to the benefits described in Section 4(d).

(d)Termination from all Positions; Rights and Payments Upon Termination. In connection with JRP’s termination of employment from Company, regardless of the reason, (1) JRP agrees that, effective as of July 11, 2022, JRP shall resign and be terminated from all positions JRP holds as a director or officer of Company or any Subsidiary or Affiliate thereof and shall execute any necessary documentation to properly effectuate such termination, (2) JRP agrees that, effective as of the Employment End Date, JRP shall resign and be terminated from all positions JRP holds as an employee of Company or any Subsidiary or Affiliate thereof and shall execute any necessary documentation to properly effectuate such termination, and (3) JRP shall be entitled to the Minimum Payments, in addition to any payments or benefits to which JRP may be entitled under the express terms of any employee benefit plan or as required by law. Any payments to be made to JRP pursuant to this Section 4 shall be made in accordance with Company’s customary policies and normal payroll practices.

(e)Obligations Upon Termination of this Agreement during the Consulting Period.  Subject to JRP’s compliance with the obligations of Section 5, Company shall be obligated to pay, within thirty (30) days of the effective date of termination of this Agreement for any reason during the Consulting Period all amounts owing to JRP for consulting services completed prior to the date of termination.  Notwithstanding anything in the Agreement, the rights and obligations of Sections 5, 6, 9, 10 and 11 shall survive termination of this Agreement.

(f)No Additional Claims.  By entering into this Agreement, Executive knowingly and voluntarily waives, terminates and releases any and all claims for severance or any other payment related to her employment that was provided in the Original Agreement or otherwise and she acknowledges that this Agreement supersedes the Original Agreement.

5.	Restrictive Covenants.

(a)Confidential Information. JRP recognizes and acknowledges that she has received and will continue to receive certain confidential and proprietary information and trade secrets of Company, its Affiliates and Subsidiaries, that is not generally known to the public, including (i) internal business information (including, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, Company, its Affiliates and Subsidiaries and their respective confidential information; (iii) industry research compiled by, or on behalf of Company and its Affiliates and Subsidiaries, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, Company and its Affiliates and Subsidiaries; (iv) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (v) computer software documentation, data and data bases and updates of any of the foregoing; (collectively, “Confidential Information”). JRP will not, during or after the term of this Agreement, whether through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized representatives and employees of Company or its Affiliates and Subsidiaries and as otherwise may be proper in the course of performing JRP’s obligations under this Agreement or (ii) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that, unless otherwise prohibited by law, rule or regulation, JRP shall provide to the Board of Directors prompt notice of any such disclosure. For purposes of this Section 5(a), Confidential Information does not include any information that is or becomes generally known to the other participants in the industry in which Company and its Subsidiaries operate other than as a result of any breach of nondisclosure by any Person. The limitations in this Section 5(a) are in addition to, and not in lieu of, any other restrictions that JRP may be bound by (whether by contract or otherwise), including Company’s Proprietary Information and Inventions Agreement.

Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit JRP’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. JRP is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to JRP’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

(b)Documents and Property. All records, files, documents and other materials or copies thereof relating to the Company Business, which JRP has prepared, received or used and those that she shall prepare, receive, or use shall be and remain the sole property of Company, shall not be used by JRP in any manner that would be adverse to Company’s interests, and, other than in connection with the performance by JRP of her obligations hereunder, shall not be removed from the premises of Company or any Subsidiary without Company’s prior written consent, and shall be promptly returned to Company upon termination of this Agreement for any reason whatsoever or the conclusion of the Consulting Period (whichever is later), together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

(c)Non-Competition/Non-Solicitation. During the Employment Period  and for a two (2) year period following the Employment End Date (the “Restricted Period”), JRP will not, directly or indirectly, individually or as a shareholder, director, manager, member, officer, employee, agent, consultant or advisor of any Person:

(i)acquire or hold any economic or financial interest in, act as a partner, member, shareholder, consultant, employee or representative of, render services to, or otherwise operate, engage in or hold an interest in any Person that engages in, or engages in the management or operation of any Person that engages in any business that competes with the Company Business;

(ii) solicit orders from or seek or propose to do business with any customer or supplier of the business relating to the Company Business; or (iii) influence or attempt to influence any customer, supplier, employee, contractor, representative or advisor of the Company Business to curtail, terminate or refrain from maintaining its, her or her relationship with Company or any of its Subsidiaries.

(d)Non-Disparagement. During and after the term of this Agreement, neither Company nor JRP will make any adverse or derogatory statements, remarks or comments, oral or written, directly or indirectly, to any individual or entity about or with reference to or with respect to JRP or Company, or any of its employees, officers, managers, members, directors or agents. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)Remedies for Breach of Covenants. JRP acknowledges and expressly agrees that the covenants contained in this Section 5 are reasonable with respect to their duration, geographical area and scope. JRP further acknowledges that, in light of her position with Company and access to Confidential Information during the Employment Period, the restrictions contained in this Section 5 are reasonable and necessary for the protection of the legitimate business interests of Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to Company and such interests, and that such restrictions were a material inducement to Company to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, Company, in addition to and not in limitation of, any other rights, remedies or damages available to Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief, to prevent or restrain any such violation by JRP and any and all Persons directly or indirectly acting for or with her, as the case may be.

6.Inventions and Innovations. JRP acknowledges and agrees that she is separately bound by the Proprietary Information and Invention Agreement with Company. In addition, and notwithstanding anything to the contrary in the Proprietary Information and Invention Agreement, JRP acknowledges and agrees that all right, title and interest in and to any past, present and future inventions, business applications, know-how, customer lists, trade secrets, innovations, methods, designs, ideas, improvements, copyrights, patents, domain names, trademarks, trade dress and other intellectual property which JRP personally develops or creates in whole or in part at any time and at any place during her employment with Company or during the Consulting Period, and which is, directly or indirectly, related to or usable in connection with, the business activities of Company (all items set forth above are hereafter collectively referred to as the “Inventions and Innovations”), shall be and remain forever the sole and exclusive property of Company, and JRP thus automatically assigns and agrees to assign any such right, title and interest in her possession, or that she acquires, to Company. In this regard, JRP acknowledges and agrees that any Inventions and Innovations embodying copyrightable subject matter are “works made for hire,” and JRP automatically assigns and agrees to assign all right, title and interest to Company in the same if such Inventions and Innovations are not “works made for hire.” JRP agrees to promptly reveal all information relating to the Inventions and Innovations to Company and cooperate with Company to execute such documents as may be necessary to establish ownership and protection in Company’s name for the Inventions and Innovations. Notwithstanding the foregoing, Inventions and Innovations shall not include any publicly available information or any information that was developed by JRP on her own time with her own tools and/or materials and without the resources of Company or any Subsidiary thereof.

7.Definitions. As used throughout this Agreement, all of the terms defined in this Section 7 shall have the meanings given below.

“Affiliate” shall mean each individual, company, corporation, partnership, limited liability company, joint venture or other business entity, which is, directly or indirectly, controlled by, controls, or is under common control with, Company, where “control” means (i) the ownership of a majority of the voting securities or other voting interests or other equity interests of any company, corporation, partnership, limited liability company, joint venture or other business entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such company, corporation, partnership, limited liability company, joint venture or other business entity.

“Agreement” shall have the meaning set forth in the preamble. “Annual Base Salary” shall have the meaning set forth in Section 3(a). “Board of Directors” shall mean Company’s board of directors.

“Cause” shall mean the Board of Directors’ determination in good faith that

JRP has:

(i)failed, disregarded or refused to substantially perform her obligations to Company as required by this Agreement and the Board of Directors (other than any such failure resulting from her Disability or JRP’s termination of this Agreement for any reason);

(ii)breached a fiduciary responsibility to Company in any material respect;

(iii)committed an act of fraud, embezzlement or other misappropriation of funds;

(iv)breached any confidentiality or proprietary information agreement in any material respect between JRP and Company;

(v)acted with gross negligence or willful misconduct when undertaking JRP’s obligations;

(vi)breached this Agreement;

(vii) been excessively and unreasonably unavailable to perform JRP’s obligations under this Agreement for any reason (other than as a result of JRP’s Disability); or

(viii)been indicted for, convicted of, or plead guilty or nolo contendere to, (A) a felony, (B) a misdemeanor (other than traffic or motor vehicle violations), or (C) any other act, omission or event that, in any such case, has caused or is likely to cause economic harm to Company or any of its Subsidiaries or the image, reputation and/or goodwill of Company or its Subsidiaries or that Company in good faith believes is reasonably likely to cause material harm to the image, reputation and/or goodwill of Company or its Subsidiaries, their respective products, services and/or trade/service marks;

Notwithstanding the foregoing, prior to Company’s termination of this Agreement for Cause under clauses (i) or (vi) above, Company shall give JRP written notice specifying in reasonable detail the existence of any condition and JRP shall have 7 days from the date of JRP’s receipt of such notice in which to cure the condition giving rise to Cause.

“CEO” shall have the meaning set forth in Section 2.

“Chairman” shall have the meaning set forth in Section 2.

“COBRA” shall mean the Consolidated Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended. “Company” shall have the meaning set forth in the preamble.

“Company Business” shall mean the business in which Company is engaged including, but not limited to, developing, designing and manufacturing battery-electric vehicles under 10,001 GVW, and related products and services.

“Confidential Information” shall have the meaning set forth in Section 5(a).

“Consulting Company” shall mean The JRP Company, LLC, a Rhode Island limited liability company.

“Consulting Period” shall have the meaning set forth in Section 1.

“Customer Ship Date” shall mean the date when the Endurance is in a production state, taking into account all safety and other legal requirements and certifications, that allows it to be shipped to customers.

“Damages” shall have the meaning set forth in Section 3(f).

“Disability” shall mean that JRP is unable to effectively perform her obligations under this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for not less than 90 consecutive days or

125 non-consecutive days, in either case during any 12-month period, and in any case as determined in good faith by an independent doctor selected in good faith by the Board of Directors and mutually acceptable to JRP.

“Effective Date” shall have the meaning set forth in the preamble.

“Employment End Date” shall mean July 31, 2022.

“Employment Period” shall have the meaning set forth in Section 1.

“Inventions and Innovations” shall have the meaning set forth in Section 6. “JRP” shall have the meaning set forth in the preamble.

“Minimum Payments” shall mean, as applicable, the following amounts:

(i)JRP’s earned but unpaid Annual Base Salary for the period ending on the Employment End Date, with such payments to be made in accordance with Section 3(a); and

(ii)JRP’s unreimbursed business expenses and all other items earned and owed to JRP through and including, the Employment End Date.

“Original Employment Agreement” shall have the meaning set forth in the preamble.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Release” shall have the meaning set forth in Section 3(c).

“Restricted Period” shall have the meaning set forth in Section 5(c).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association or business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (B) that Person is a general partner, managing member, manager or managing director of such partnership, limited liability company, or other business entity. For purposes hereof and unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of Company.

“Surviving RSUs” shall have the meaning set forth in Section 3(c).

8.Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered personally, (ii) delivered by a recognized overnight courier service, or (iii) mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to: Lordstown Motors Corp.

2300 Hallock Young Road, S.W. Lordstown, OH 44481 Attention: General Counsel

If to JRP, to:

Jane Ritson-Parsons

with a copy to:

Rachelle R. Green, Esq.

Cervenka Green & Ducharme, LLC 235 Promenade Street, Suite 475

Providence, RI 02908 (rgreen@cgdesq.com)

or to such other address as either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

9.Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Ohio applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

10.FORUM SELECTION. ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN TRUMBULL COUNTY, OHIO. JRP HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED WITHIN TRUMBULL COUNTY, OHIO. JRP HEREBY WAIVES ANY RIGHT SHE MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST JRP BY COMPANY IN ACCORDANCE WITH THIS SECTION.

11.WAIVER OF JURY TRIAL. JRP AND COMPANY HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY OR

ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THE PARTIES HERETO EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION TRIED BY A COURT SHALL BE TRIED WITHOUT A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

12.Entire Agreement; Severability. This Agreement, together with the Proprietary Information and Inventions Agreement and the Company Plans, constitute the entire agreement between JRP and Company concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, including the Original Employment Agreement. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and JRP hereby agrees that such scope may be judicially modified accordingly.

13.Withholding of Taxes. Company may withhold from any amounts or other benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

14.No Assignment. JRP’s rights to receive payments or benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will, by the laws of descent or distribution or to a revocable living trust of JRP. In the event of any attempted assignment or transfer contrary to this Section 14, Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by JRP’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15.Successors. This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns (including any company into or with which Company may merge or consolidate).

16.Survival. The provisions of Sections 4, 5, 6, 7, 9, 10, 11, 12, 13, and 14 shall survive the termination of this Agreement.

17.Amendment; Waivers. This Agreement may not be amended or modified except by written agreement signed by JRP and Company. No waiver of any provision or condition of this Agreement by any party shall be valid unless set forth in a writing signed by such party. No such waiver shall be deemed to be a waiver of any other or similar provision or condition, or of any future event, act, breach or default, and no course of dealing shall be implied or arise from any waiver or series of waivers (written or otherwise) of any right or remedy hereunder.

18.Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

19.No Conflicting Agreement. JRP hereby represents and warrants to Company that she is not subject to any existing non- competition or other restrictive agreements, clauses or arrangements, written or oral, that in any way prohibit or constrain in any material respect her acceptance of and/or performance of duties pursuant to this Agreement, or that in any manner circumscribe the scope of activities or other business that she is entitled to pursue and consummate on behalf of Company.

20.Construction; Miscellaneous. Whenever used in this Agreement, the singular shall include the plural and vice versa (where applicable), the use of the masculine, feminine or neuter gender shall be deemed to include the other genders (unless the context otherwise requires), the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and other words of similar import refer to this Agreement as a whole (including exhibits), the words “include,” “includes” and “including” means “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction or enforcement of the provisions of this Agreement. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement. All remedies of any party hereunder are cumulative and not alternative, and are in addition to any other remedies available at law, in equity or otherwise.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY:

LORDSTOWN MOTORS CORP.

By: /s/ Edward T. Hightower Name: Edward T. Hightower Title: President

JRP: /s/ Jane Ritson-Parsons

Jane Ritson-Parsons